Exhibit (a)(4)


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                                                       PRESS RELEASE
                                                       FOR IMMEDIATE RELEASE


SCM ACQUISITION FUND, LLC
150 Post Street, Suite 405
San Francisco, California 94108

                                 August 13, 2003

Re: Offer to Purchase Notes of ALLIED RISER COMMUNICATIONS CORP., (a wholly owned subsidiary of Cogent Communications Group, Inc

SCM ACQUISITION FUND, LLC (the "Purchaser") has extended the expiration date for its tender offer to purchase up to 9,900 Convertible Subordinated 7.5% Notes Due 2007, $1,000 Par Value (the "Notes") issue by ALLIED RISER COMMUNICATIONS CORP., (a wholly owned subsidiary of Cogent Communications Group, Inc.) at a purchase price equal to $80.00 per Note (8% of face value).

The extended Expiration Date is September 19, 2003.

All tenders of Notes pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time on or after October 12, 2003.

As of August 13, 2003, no Notes had been tendered to the Purchaser and not withdrawn.

     For further information, contact Robert E. Dixon at the above address.